                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              BMC Software, Inc.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 24, 1998

To the Stockholders of
BMC Software, Inc.:

     The annual meeting of stockholders of BMC Software, Inc., a Delaware corporation (the "Company"), will be held at 2101 CityWest Boulevard, Houston, Texas, on August 24, 1998 at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

          1. To elect seven directors of the Company, each to serve until the next annual meeting or until his respective successor has been duly elected and qualified;

          2. To amend Article Fourth of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 300,000,000 to 600,000,000;

          3. To ratify the Board of Directors' appointment of Arthur Andersen LLP as the Company's independent accountants; and

          4. To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

     A record of stockholders has been taken as of the close of business on July 1, 1998, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting. A list of stockholders will be available commencing July 6, 1998 and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 2101 CityWest Boulevard, Houston, Texas 77042-2827 and at the time and place of the annual meeting.

                                            By Order of the Board of Directors

                                            M. Brinkley Morse
                                            Secretary

Houston, Texas
July 20, 1998

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                               BMC SOFTWARE, INC.
                            2101 CITYWEST BOULEVARD
                           HOUSTON, TEXAS 77042-2827

                                 JULY 20, 1998

                                PROXY STATEMENT

                              GENERAL INFORMATION

PROXY SOLICITATION

     This proxy statement is furnished to the stockholders of BMC Software, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board"). The proxies are to be voted at the 1998 Annual Meeting of Stockholders to be held at 2101 CityWest Boulevard, Houston, Texas 77042-2827, at 10:00 a.m., Central Daylight Savings Time, on August 24, 1998, and any adjournments thereof, for the purposes set forth in the accompanying notice. The Board is not aware of any other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies. This proxy statement and the accompanying form of proxy have been mailed to stockholders on or about July 20, 1998.

RECORD DATE AND VOTING RIGHTS

     As of July 1, 1998, the record date for the determination of stockholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote 214,532,061 shares of the common stock, $.01 par value, of the Company (the "Common Stock"). Each share of Common Stock entitles the holder to one vote on each matter presented at the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

VOTING OF PROXY; REVOCABILITY

     Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted FOR the election of the nominees named herein to the Board, FOR the proposal to amend the Company's Certificate of Incorporation and FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants. Any proxy may be revoked at any time prior to its exercise by delivery to the Secretary of the Company of written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

ANNUAL REPORT

     An Annual Report to Stockholders, containing financial statements for the fiscal year ended March 31, 1998, accompanies this Proxy Statement.

     Stockholders are referred to that report for financial and other information about the activities of the Company. The Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part hereof.

                        ITEM ONE: ELECTION OF DIRECTORS

NOMINEES

     Each of the persons named below has been nominated for election as a director of the Company until the 1999 Annual Meeting of Stockholders or until his successor has been duly elected and qualified. Each of the nominees listed below was elected by the stockholders at the last annual meeting and is currently a director. All directors serve one year terms. No proxy may be voted for more persons than the number of nominees listed below. Shares represented by all duly executed proxies received by the Company and not marked to withhold authority to vote for any individual director or for all directors will be voted FOR the election of all the nominees named below. The Board knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, the shares represented by duly executed proxies received by the Company will be voted for the election of a substitute nominee selected by the Board. The nominees receiving a majority of the votes cast at the meeting will be elected as directors. Stockholders may not cumulate their votes in the election of directors.

     Certain information concerning the nominees is set forth below:

                                                 POSITION AND OFFICES          DIRECTOR
               NAME                 AGE             OF THE COMPANY              SINCE
               ----                 ---          --------------------          --------
Max P. Watson Jr..................  52    Chairman of the Board, President       1990
                                          and Chief Executive Officer
John W. Barter....................  51    Director                               1988
B. Garland Cupp...................  57    Director                               1989
Meldon K. Gafner..................  50    Director                               1987
L. W. Gray........................  61    Director                               1991
George F. Raymond.................  61    Director                               1987
Tom C. Tinsley....................  45    Director                               1997

     Mr. Watson joined the Company in October 1985 and has served as President and Chief Executive Officer since April 1990 and as Chairman of the Board since January 1992. He served as Executive Vice President and Chief Operating Officer from January 1989 to April 1990 and as Senior Vice President, North American Sales and Marketing from February 1987 to December 1988.

     Mr. Barter is a consultant and private investor. Mr. Barter was employed from 1977 until his retirement on December 31, 1997 with AlliedSignal, Inc. in various financial and executive capacities. From July 1988 to September 1994 he served as Senior Vice President and Chief Financial Officer of Allied Signal, Inc., and from October 1994 to December 31, 1997 he served as Executive Vice President of AlliedSignal, Inc. and President of AlliedSignal Automotive. Mr. Barter is a director of Iomega Corp. and Louisiana Pacific Corporation.

     Mr. Cupp was employed by the American Express Corporation from 1978 to 1995, when he retired. From 1985 to 1995, he served as Executive Vice President -- TRS Technologies and Chief Information Officer at the Travel Related Services subsidiary of American Express Corporation.

     Mr. Gafner is Chairman of the Board of Kestrel Solutions, Inc., a privately held manufacturer of high speed fiber optic communications systems for advanced public and private networks. He was Vice Chairman of the Board of Comstream Corporation, a manufacturer of high speed satellite earth stations for data distribution, from December 1992 to July 1997 and was its President from July 1988 to December 1992.

     Mr. Gray is a private investor. He was employed from 1961 to 1987 by the International Business Machines Corporation ("IBM") in various executive capacities including President, National Marketing Division. He was a corporate vice president of IBM from 1983 to 1987.

     Mr. Raymond is a private investor and a director of several public and privately held software companies. He founded Automatic Business Centers, Inc., a payroll processing company ("ABC"), in 1972 and sold the company to CIGNA Corporation ("CIGNA") in 1983. Mr. Raymond and other members of ABC's management repurchased ABC in 1986 from CIGNA and sold ABC to Automatic Data Processing Corporation in 1989. Mr. Raymond is a director of DocuCorp International, Inc., Atlantic Data Services, Inc. and Balance Bar Inc.

     Mr. Tinsley is Managing Director, President and Chief Executive Officer of The Baan Company, a leading provider of client/server enterprise resource planning applications. Mr. Tinsley joined The Baan Company as Managing Director, President and Chief Operating Officer in November 1995 and became its Chief Executive Officer in July 1998. Prior to joining The Baan Company, he was a director at McKinsey & Company, Inc. a management consulting firm, where he was employed for eighteen years and most recently headed the firm's global information technology practice.

BOARD ORGANIZATION AND MEETINGS

     The Board met 12 times in fiscal 1998. No Board member attended fewer than 75% of the total number of the meetings of the Board and of the committees on which he served.

     The Board has established an Audit Committee and a Compensation Committee to act on behalf of the Board and to advise the Board with respect to specific matters. The Board does not have a standing nominating committee or a committee that performs a similar function. The responsibilities of the Audit Committee and Compensation Committee are as follows:

     Audit Committee. The Audit Committee is comprised entirely of directors who are not officers of the Company. The Audit Committee has been established to discuss the scope and plan of the annual audit of the books and records of the Company; to review, evaluate and advise the Board with respect to the engagement of independent public accounts; to review the adequacy of internal accounting procedures, and to review audit results. Messrs. Barter and Raymond are members of the Audit Committee, which held two meetings in fiscal 1998.

     Compensation Committee. The Compensation Committee is comprised entirely of directors who are not officers of the Company. The Compensation Committee's function is to review the compensation levels of the Company's executive officers, to administer the Company's stock option and incentive stock plans and to authorize bonuses, awards under such plans and any other form of remuneration. Messrs. Barter, Gafner and Cupp are members of the Compensation Committee, which held seven meetings in fiscal 1998.

COMPENSATION OF DIRECTORS

     In each of the last three fiscal years, board members other than those employed by the Company receive an annual fee of $20,000 and receive an additional fee of $1,000 per meeting for each board or committee meeting attended in excess of five meetings per year, with board and committee meetings that are held on the same day being counted as one meeting. Directors are reimbursed for travel and certain other expenses incurred in connection with their duties as a director of the Company. Effective for the fiscal year ended March 31, 1999, the Company has modified this arrangement to provide for a fixed fee of $25,000 per annum with no additional meeting fees.

     In August 1994, the Company's stockholders approved the BMC Software, Inc. 1994 Nonemployee Directors' Stock Option Plan (the "1994 Directors' Plan"). As adopted, the 1994 Directors' Plan provided for automatic grants of "nonqualified" stock options to nonemployee directors, with a one-time 20,000 share grant to a newly elected director and annual 5,000 share grants to each existing director upon his or her annual re-election. These amounts automatically increased to 80,000 and 20,000, respectively, because of the Company's two-for-one stock split in August 1995 and two-for-one stock split in November 1996. Following the second stock split, the Board assessed the increase in the implicit value of these stock option grants following the appreciation in the Company's stock price since adoption of the 1994 Directors' Plan and the two stock splits. Based on this assessment and an analysis of comparable nonemployee director stock option plans, the Board amended the 1994 Directors' Plan in April 1997 to reduce the number of shares subject to the options granted to new directors to 20,000 and the number of shares subject to options annually granted to existing directors to 10,000. In May 1998, the Company effected another two-for-one stock split, which increased these amounts to 40,000 and 20,000, respectively. The Board is currently reviewing the amounts of these grants relative to peer company board compensation practices. The 1994 Directors' Plan has 800,000 shares reserved for issuance. All options granted under the 1994 Directors' Plan have an exercise price equal to fair market value on the grant date and vest quarterly in 6.25% increments over four years from the grant date.

     THE BOARD RECOMMENDS A VOTE FOR EACH OF THE PROPOSED NOMINEES.

          ITEM TWO: PROPOSAL TO APPROVE AN AMENDMENT TO ARTICLE FOURTH
                OF THE RESTATED CERTIFICATE OF INCORPORATION TO
                 CHANGE THE AUTHORIZED SHARES OF CAPITAL STOCK

THE PROPOSAL

     The Board of Directors is seeking stockholder approval to amend Article Fourth of the Company's Restated Certificate of Incorporation to increase the authorized shares of Common Stock from 300,000,000 to 600,000,000 shares. This proposal has been unanimously approved by the Board of Directors subject to approval by the stockholders of the Company. If the proposed amendment is authorized, the text of the first paragraph of Article Fourth of the Restated Certificate of Incorporation would be amended to read as follows:

          "FOURTH: The aggregate number of shares which the Company shall have the authority to issue is Six Hundred One Million (601,000,000) shares, of which One Million (1,000,000) shall be shares of Preferred Stock, of the par value of One Cent ($.01) per share (the "Preferred Stock"), and Six Hundred Million (600,000,000) shall be shares of Common Stock, of the par value of One Cent ($.01) per share ("Common Stock").

     As of the record date of July 1, 1998, there were 300,000,000 shares of Common Stock authorized, 214,532,061 shares outstanding, 31,863,388 shares reserved for issuance, 2,605,758 shares held in treasury and 50,998,793 shares available for issuance.

REASONS FOR THE PROPOSED AMENDMENT

     The proposed increase in the number of authorized shares of Common Stock has been recommended by the Board to assure that an adequate supply of authorized and unissued shares of Common Stock is available for general corporate needs, such as financing acquisitions with capital stock, declaring stock splits or stock dividends, raising additional equity capital or using for future employee benefit plans. Given the number of shares of Common Stock currently available for issuance, the Company believes it needs the ability to quickly effect these types of transactions without the delay involved to obtain stockholder approval. Otherwise, the cost, prior notice requirements and delay involved in obtaining stockholder approval when such corporate action may be desirable could eliminate the opportunity to effect the transaction or reduce the expected benefits.

POSSIBLE EFFECTS OF THE PROPOSED AMENDMENT

     If approved by the stockholders, the additional authorized shares of Common Stock would be available for issuance at the discretion of the Board of Directors without further stockholder approval (subject to applicable rules of the National Association of Securities Dealers, Inc. or any stock exchange on which the Company's securities may then be listed), without the delay and expense incident to holding a special meeting of stockholders to consider any specific issuance. However, the rules of the National Association of Securities Dealers, Inc. (applicable to Nasdaq National Market issuers) require stockholder approval in the following general situations: (i) in connection with establishing a stock option or purchase plan under which stock may be acquired by offices or directors, (ii) when the issuance would result in a change of control of the Company, (iii) in connection with the acquisition of stock or assets of another company if a director, officer or substantial stockholder has a 5% or greater interest (or such persons collectively have a 10% or greater interest) in the company or assets to be acquired, and the stock issuable in such transaction could result in an increase in the number of outstanding shares of Common Stock or voting power of the outstanding capital stock by 5% or more, or (iv) in connection with the acquisition of stock or assets of another company or such other transaction (except for a public offering of Common Stock for cash) that would result in an increase in the number of outstanding shares of Common Stock or the voting power of the outstanding capital stock by 20% or more.

     The additional shares of Common Stock for which authorization is sought will have the same rights and privileges as the other shares of Common Stock presently outstanding. Current holders of Common Stock have no pre-emptive rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. Therefore, the effects of the authorization of additional shares of Common Stock and Preferred Stock may also include dilution of the voting power of currently outstanding shares of capital stock and reduction of the portion of dividends and of liquidation proceeds payable to the holders of currently outstanding shares of capital stock.

     In addition, the Board of Directors could use the additional authorized but unissued shares of Common Stock to create impediments to a takeover or a change of control of the Company. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. For example, the Company might seek to frustrate a takeover attempt by making a private sale of a large block of shares to a third party who was opposed to such an attempt. The increase in authorized stock could also have the effect of discouraging an attempt by a third party to acquire control of the Company, through the acquisition of a substantial number of shares, since the issuance of any shares could be used to dilute the stock ownership of shares of the Company's voting stock held by such third party. The Board also could use a portion of the additional shares of Common Stock for a shareholder rights plan that could make a change in control of the Company more difficult or costly and therefore less likely. Accordingly, an effect of the increase in the number of authorized shares of Common Stock may be to deter a future takeover attempt. The proposed amendment to the Certificate of Incorporation, however, is not the result of any specific effort to obtain control of the Company, and the Company has no present intention to use the increased shares of authorized Common Stock for a shareholder rights plan or other anti-takeover purposes.

     The affirmative vote of holders of a majority of the voting power of the outstanding shares of Common Stock is required to approve this proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.

                ITEM THREE: PROPOSAL TO RATIFY THE SELECTION OF
                              INDEPENDENT AUDITORS

APPOINTMENT OF ARTHUR ANDERSEN LLP

     The Board, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP, Certified Public Accountants, as the Company's independent accountants for the fiscal year ended March 31, 1999, subject to ratification of this appointment by the stockholders of the Company. Arthur Andersen LLP performed audit services in connection with the examination of the financial statements of the Company and its subsidiaries for the fiscal year ended March 31, 1998 and is considered by management of the Company to be well qualified. If this proposal does not receive a majority vote at the meeting, the Board will reconsider the appointment. Representatives of Arthur Andersen LLP will be present at the 1998 Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and to answer appropriate questions.

     THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS.

                            ITEM FOUR: OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the 1998 Annual Meeting of Stockholders. However, if any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies.

                               OTHER INFORMATION

CERTAIN STOCKHOLDERS

     The following table sets forth as of June 25, 1998 certain information regarding beneficial ownership of the Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of its Common Stock, each director, the Chief Executive Officer, each of the four other most highly compensated executive officers and all directors and officers as a group. Unless otherwise indicated, the stockholders have sole voting and investment power with respect to shares beneficially owned by them, subject to community property laws, where applicable. All information with respect to beneficial ownership has been furnished to the Company by the respective stockholders.

                                                                COMMON
                                                                STOCK
                            NAME                                OWNED      PERCENT
                            ----                              ----------   -------
Massachusetts Financial Services Company(1).................  17,578,580    8.2%
  500 Boylston Street
  Boston, MA 02116
Putnam Investments, Inc.(2).................................  16,536,118    7.7%
  One Post Office Square
  Boston, MA 12109
FMR Corp.(3)................................................  13,897,000    6.5%
  82 Devonshire Street
  Boston, MA 02109
Max P. Watson Jr.(4)........................................   2,559,180    1.2%
Richard P. Gardner(5).......................................     267,800      *
Robert Beauchamp(6).........................................      44,000      *
William M. Austin(7)........................................     173,978      *
M. Brinkley Morse(8)........................................     574,228      *
John W. Barter(9)...........................................     130,250      *
B. Garland Cupp(10).........................................     186,250      *
Meldon K. Gafner(11)........................................      86,250      *
L. W. Gray(12)..............................................     136,250      *
George F. Raymond(13).......................................      79,858      *
Tom C. Tinsley(14)..........................................      16,250      *
All directors and officers as a group (17 persons)(15)......   4,914,400    2.3%

---------------

  *  Represents less than 1%.

 (1) Massachusetts Financial Services Company's beneficial ownership of BMC Common Stock as set forth in its most recent statement, filed on February 11, 1998, pursuant to Schedule 13G of the Securities Act, consists of 17,541,980 shares over which it has sole voting power, no shares over which it has shared voting power, 17,578,580 shares over which it has sole dispositive power and no shares over which it has shared dispositive power.

 (2) Putnam Investments, Inc.'s beneficial ownership of BMC Common Stock as set forth in its most recent statement, filed on January 20, 1998, pursuant to
     Schedule 13G of the Securities Act, consists of no shares over which it has sole voting power, 2,729,872 shares over which it has shared voting power, no shares over which it has sole dispositive power and 16,536,118 shares over which it has shared dispositive power.

 (3) FMR Corp.'s beneficial ownership of BMC Common Stock as set forth in its most recent statement, filed on February 9, 1998, pursuant to Schedule 13G of the Securities Act, consists of 1,142,400 shares over which it has sole voting power, no shares over which it has shared voting power, 13,897,000 over which it has sole dispositive power and no shares over which it has shared dispositive power.

 (4) Includes 1,933,240 shares subject to employee stock options exercisable within 60 days after June 22, 1998 and 160,000 shares held by trusts for the benefit of Mr. Watson's children, of which he is one of two trustees and shares voting and investment power of which Mr. Watson disclaims beneficial ownership.

 (5) Includes 241,800 shares subject to employee stock options exercisable within 60 days after June 22, 1998.

 (6) Includes 44,000 shares subject to employee stock options exercisable within 60 days after June 22, 1998.

 (7) Includes 80,000 shares subject to employee stock options exercisable within 60 days after June 22, 1998 and 80,000 shares of restricted stock.

 (8) Includes 560,000 shares subject to employee stock options exercisable within 60 days after June 22 , 1998.

 (9) Includes 106,250 shares subject to employee stock options exercisable within 60 days after June 22, 1998.

(10) Includes 186,250 shares subject to nonemployee director stock options exercisable within 60 days after June 22, 1998.

(11) Includes 86,250 shares subject to nonemployee director stock options exercisable within 60 days after June 22, 1998.

(12) Includes 136,250 shares subject to nonemployee director stock options exercisable within 60 days after June 22, 1998.

(13) Includes 60,250 shares subject to nonemployee director stock options exercisable within 60 days after June 22, 1998.

(14) Includes 16,250 shares subject to nonemployee director stock options exercisable within 60 days after June 22, 1998.

(15) Includes 3,737,540 shares subject to stock options exercisable within 60 days after June 22, 1998 and 97,000 shares of restricted stock.

EXECUTIVE OFFICERS

     The executive officers are elected to serve annual terms. Certain information concerning the Company's executive officers as of June 22, 1998 is set forth below, except that information concerning Mr. Watson is set forth above under Item One: "Election of Directors."

                   NAME                     AGE                    POSITION
                   ----                     ---                    --------
William M. Austin.........................  52    Senior Vice President and Chief Financial
                                                    Officer
Robert E. Beauchamp.......................  38    Senior Vice President, Research and
                                                    Development
Richard P. Gardner........................  44    Senior Vice President, Worldwide Sales and
                                                    Marketing
Marco Landi...............................  54    Senior Vice President, European Operations
M. Brinkley Morse.........................  40    Senior Vice President, General Counsel and
                                                    Secretary
Theodore W. Van Duyn......................  49    Chief Technology Officer
Roy J. Wilson.............................  42    Senior Vice President, Human Resources
Leland D. Putterman.......................  38    Vice President, Worldwide Marketing
Kevin Klausmeyer..........................  39    Vice President, Controller and Chief
                                                  Accounting Officer
Stephen B. Solcher........................  37    Vice President and Treasurer

     Mr. Austin joined the Company as Senior Vice President and Chief Financial Officer in January 1997. Prior to joining the Company, Mr. Austin was employed since 1991 with McDonnell Douglas Corporation in various senior financial positions, lastly as Vice President and Chief Financial Officer of McDonnell Douglas Aerospace, a division of McDonnell Douglas Corporation. From 1973 to 1991, Mr. Austin was employed with Bankers Trust Company in various positions, serving as Managing Director -- Acquisition and Structured Finance from 1989 to 1991.

     Mr. Beauchamp has been Senior Vice President, Research and Development since August 1997. He has been employed by the Company since 1988, when he joined the Company as a senior sales representative. During his employment with the Company, he has served in various senior sales, marketing and strategic planning positions, and was Vice President, Business Strategy, prior to his appointment to his current position.

     Mr. Gardner has been Senior Vice President, Worldwide Sales and Marketing, since August 1997. He joined the Company as Senior Vice President, North American Sales, in May 1994. He was employed by IBM Corporation from March, 1975 to May, 1994 in various sales and general management capacities, lastly as General Manager of its Houston, Texas operations.

     Mr. Landi joined the Company as Senior Vice President, European Operations in January 1998. He was employed by Apple Computer Corporation ("Apple") from January 1995 to May 1997, and served as Chief Operating Officer of Apple from June 1996 to May 1997. Mr. Landi was employed by Texas Instruments, Inc. from April 1970 to January 1995, where he served in various senior sales and general management positions, including President, Asian Operations and President, European Operations.

     Mr. Morse has served as General Counsel and Secretary since November 1988, when he joined the Company, as Vice President since January 1991 and as Senior Vice President since January 1998.

     Mr. Van Duyn joined the Company in October 1985 as Director of Research and served as Senior Vice President, Research and Development from July 1986 to February 1993, when he became Chief Technology Officer.

     Mr. Wilson joined the Company in September 1997 as Senior Vice President, Human Resources. He was employed by Compaq Computer Corporation as Vice President, Human Resources, from 1993 to September 1997 and by the Pearle Vision subsidiary of Grand Metropolitan PLC from 1990 to 1993 as Senior Vice President, Human Resources.

     Mr. Putterman joined the Company in September 1994 from Oracle Corporation, where he was employed since July 1985 in various sales and marketing capacities. His last position was as a Vice President, Database & Tools Product Marketing.

     Mr. Klausmeyer joined the Company in August 1993 as Corporate Controller and has served as Chief Accounting Officer since October 1994 and as Vice President since April 1, 1998. From December 1979 through July 1993, he was employed by Arthur Andersen LLP in various capacities, the last of which was Principal -- High Technology/Enterprise Group.

     Mr. Solcher joined the Company as Assistant Treasurer in September 1991 and has served as Treasurer since April 1992 and as Vice President since April 1, 1998. Prior to joining the Company, Mr. Solcher was employed as an audit manager by Arthur Andersen LLP from 1983 to 1991.

                             EXECUTIVE COMPENSATION

     The following tables and notes thereto present information concerning the cash compensation, restricted stock grants, stock option grants and stock option exercises of Messrs. Watson, Gardner, Beauchamp, Austin and Morse. The Company's compensation policies are discussed in the Report of the Compensation Committee of the Board.

                              SUMMARY COMPENSATION

                                                                     OTHER ANNUAL   RESTRICTED   SECURITIES
                                        FISCAL   SALARY     BONUS    COMPENSATION     STOCK      UNDERLYING
                                         YEAR      ($)       ($)        ($)(1)        AWARDS      OPTIONS
                                        ------   -------   -------   ------------   ----------   ----------
Max P. Watson Jr.                        1998    240,000   848,191      5,000               --         --
  Chairman of the Board,                 1997    240,000   868,294      5,000               --         --
  President and Chief Executive
     Officer..........................   1996    240,000   722,671      5,000               --         --
Richard P. Gardner                       1998    140,000   473,984      5,000               --         --
  Senior Vice President, Worldwide       1997    140,000   516,246      5,000               --         --
  Sales and Marketing.................   1996    140,000   420,062      5,000               --         --
Robert E. Beauchamp                      1998    120,000   394,522      5,000               --    400,000
  Senior Vice President,                 1997    120,000   200,731      5,000               --    100,000
  Research & Development..............   1996    120,000   137,319      5,000               --    120,000
William M. Austin                        1998    140,000   368,409      5,000               --         --
  Senior Vice President and              1997     26,025   450,000         --       $2,156,250(2)  400,000
  Chief Financial Officer.............   1996        N/A       N/A        N/A              N/A        N/A
M. Brinkley Morse                        1998    126,000   342,130      5,000               --         --
  Senior Vice President and              1997    126,000   319,330      5,000               --         --
  General Counsel.....................   1996    126,000   266,563      5,000               --         --

---------------
(1) Represents nondiscriminatory Board authorized matching contributions under the Company's 401(k) plan.

(2) The Company granted 100,000 shares of restricted stock to Mr. Austin in January 1997 in connection with Mr. Austin's recruitment to the Company. The transfer restrictions on these shares lapse in 20% increments on January 1 of each year following the date of grant. At March 31, 1998, Mr. Austin held 80,000 of such restricted shares having a dollar value of $3,352,800, based upon the closing market price on March 31, 1998 of $41.91.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information on option grants in fiscal 1998 to the named executive officers.

                                             INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                          -------------------------------------------------------       VALUE AT ASSUMED
                            NUMBER OF       PERCENT OF                               ANNUAL RATES OF STOCK
                           SECURITIES     TOTAL OPTIONS                              PRICE APPRECIATION FOR
                           UNDERLYING       GRANTED TO     EXERCISE                      OPTION TERM(2)
                             OPTIONS       EMPLOYEES IN      PRICE     EXPIRATION   ------------------------
                          GRANTED(#)(1)    FISCAL YEAR     ($/SHARE)      DATE        5%($)        10%($)
                          -------------   --------------   ---------   ----------   ----------   -----------
Robert E. Beauchamp.....     100,000            1.7%        $21.66       4/21/07    $1,362,186   $ 3,452,046
                             300,000            5.1%        $30.72      10/17/07    $5,795,893   $14,687,931

---------------
(1) All options listed were granted pursuant to the 1994 Employee Incentive Plan. The option exercise price is the market price when granted; the options have a term of 10 years and vest in 20% annual increments on the first through fifth anniversaries of the respective April 21, 1997 and October 17, 1997 grant dates.

(2) Potential realizable values are based on assumed annual rates of return specified by the Securities and Exchange Commission. Such increases in values are based on speculative assumptions and should not inflate expectations of the future value of the Company's market value.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 1998 by the Named Executive Officers and the value of such officers' unexercised options at March 31, 1998 using the closing market price of $41.91.

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                          SHARES                          OPTIONS AT              IN-THE-MONEY OPTIONS AT
                         ACQUIRED                     FISCAL YEAR-END(#)            FISCAL YEAR-END($)
                            ON         VALUE      ---------------------------   ---------------------------
                        EXERCISE #   REALIZED $   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                        ----------   ----------   -----------   -------------   -----------   -------------
Max P. Watson Jr......   556,000     16,646,534    1,933,240      1,065,000     71,857,185     38,413,320
Richard P. Gardner....   228,000      5,292,737      241,800        528,000      8,795,777     19,206,660
Robert E. Beauchamp...    84,000      1,759,739            0        636,800              0     12,257,612
William M. Austin.....         0              0       80,000        320,000      1,627,700      6,510,800
M. Brinkley Morse.....    78,000      2,317,858      560,000        400,000     20,370,700     14,550,500

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

     The Compensation Committee, which is composed only of independent directors, administers the compensation program for executive officers of the Company. The Compensation Committee, with the aid of internal staff and independent compensation consultants, at least annually reviews and evaluates the Company's compensation program to determine their effectiveness in attracting, motivating and retaining highly skilled executive officers.

     COMPENSATION PHILOSOPHY. The Company's compensation program for its executive officers is designed to preserve and enhance stockholder value by heavily emphasizing performance-based compensation. The program is directed towards motivating executives to achieve the Company's business objectives, to reward them for their achievement and to attract and retain executive officers who contribute to the Company's long-term success.

     COMPENSATION COMPONENTS. The Company's executive compensation program has three primary components: base salary, annual incentives and long-term incentives. Each of these three components is described below.

     Base Salary. The level of base salary paid to executive officers is determined on the basis of performance, experience and such other factors as may be appropriately considered by the Compensation Committee. The salaries are set at the low to middle end of the competitive market based upon compensation surveys of industry peers by Towers, Perrin, Foster & Crosby and Hewitt & Associates, independent compensation consultants.

     Annual Incentives. Annual incentive compensation awards for participating executive officers are determined by allocating, as a percentage of pay, 6% of the amount by which the Company's pretax income (excluding extraordinary items) in a quarter exceeds its pretax income in the same quarter one year earlier. These quarterly bonuses are adjusted at the end of the fiscal year to equal the recipient's allocated share of 6% of the amount by which the Company's pretax income for the fiscal year exceeded its pretax income in the preceding year. The individual executive officer percentage allocations are determined by the relationship of individual salaries to the total salaries of all executive officer participants. These percentages are subject to quarterly adjustment by the Compensation Committee at the recommendation of the Chief Executive Officer for various individual contributions.

     Annual bonuses are thus directly tied to year over year growth in the Company's pretax earnings in order to focus executive officers' efforts on the Company's financial performance. The program is designed to heavily weigh the variable component of an executive's total annual compensation and to generate 90th percentile or higher awards compared to a peer group if the Company achieves expected levels of performance. The annual incentive compensation plan was implemented in mid-fiscal year 1990 and has been in effect since then, with minor variations. The Company has extended participation in this annual incentive program for fiscal 1998 to additional key employees who are not executive officers.

     Long Term Incentives. The Company has granted no equity-based incentives to any of the Named Executive Officers in the last two fiscal years, other than the grants of restricted stock and employee stock options to William Austin in January 1997 in connection with his recruitment to the Company and grants to Robert Beauchamp of stock options in connection with his promotion to Vice President, Strategic Marketing in fiscal 1997 and to Senior Vice President, Research and Development in fiscal 1998.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. As described above, the Company determines compensation for all executives, including the Chief Executive Officer, considering both a pay-for-performance philosophy and market rates of compensation. The Chief Executive Officer's base salary has not increased over the last six fiscal years, reflecting the emphasis on the annual incentive bonus opportunity in the total mix of annual cash compensation. The Chief Executive Officer's annual incentive was based on an allocation of the annual incentive pool described above based on the relative percentage of his salary to the salaries of the other participants in the annual incentive program. The Chief Executive Officer has not received any equity based incentives in the last three fiscal years.

     DEDUCTIBILITY. Internal Revenue Code Section 162(m) precludes a public corporation from taking a deduction in excess of $1 million for its chief executive officer or any of its four other highest paid officers. Performance-based compensation meeting criteria in Section 162(m), however, is specifically exempt from the deduction limit. The Company's long-term incentive grants to the Named Executive Officers have generally been designed to qualify as exempt performance-based compensation. The Company has not taken actions necessary to qualify its annual cash incentive plan for the exclusion to Section 162(m), because no Named Executive Officer's annual cash compensation exceeded the Section 162(m) limit in fiscal years prior to fiscal 1997. The Company's increase in pretax earnings in fiscal 1997 and fiscal 1998 exceeded its internal plans and this performance generated total annual compensation to the Chief Executive Officer that exceeded the Section 162(m) limit by $108,294 and $88,191, respectively. While the Company intends to pursue a strategy of maximizing the deductibility of compensation paid to executive officers in fiscal 1999, it also intends to maintain the flexibility to take actions that it considers to be in the Company's best interests and to take into consideration factors other than tax deductibility.

     Respectfully submitted by the Compensation Committee of the Board of Directors of the Company:
          John W. Barter
        B. Garland Cupp
        Meldon K. Gafner

PERFORMANCE GRAPH

     The following indexed graph indicates the Company's total return to its stockholders for the five year period ended March 31, 1998, as compared to the total return over such period for the Standard & Poor's 500 Composite Index and the Standard & Poor's Computer Software & Services Composite Index. This graph assumes a $100 investment at the beginning of such period and the reinvestment of all dividends.

                                                                                             S&P
               Measurement Period                       BMC                               Computer
             (Fiscal Year Covered)                    Software          S&P 500       Software/Services
1993                                                           100               100               100
1994                                                        126.36            101.47            112.20
1995                                                        130.45            117.27            151.35
1996                                                        224.06            154.92            213.96
1997                                                        377.53            185.63            300.29
1998                                                        685.98            274.73            548.87

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that, during the fiscal year ended March 31, 1998, all
Section 16(a) filing requirements applicable to the Company's directors, executive officers and greater than ten-percent beneficial owners were complied with, except that Max P. Watson Jr. reported late on Form 5 a gift of 80,000 shares of Common Stock to a private foundation in May 1997 and the exchange of 80,000 shares of Common Stock for interests in a private equity fund in June 1998.

RELATED TRANSACTIONS

     John S. Watson, the brother of Max P. Watson Jr., the Company's Chairman of the Board, President and Chief Executive Officer, is a partner in the law firm of Vinson & Elkins L.L.P., which is the Company's principal outside counsel. The Company paid $1,031,346.98 in legal fees to Vinson & Elkins for legal services rendered in fiscal 1998.

                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for presentation at the 1999 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company, at the address indicated on page 1 of this proxy statement so that the Secretary receives it no later than March 23, 1999.

                                   FORM 10-K

     The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Company's annual report on Form 10-K for the fiscal year ended March 31, 1998 (the "1998 10-K"), as filed with the Securities and Exchange Commission, including the financial statements and the financial statement schedules thereto. The Company will furnish to any such person any exhibit described in the list accompanying the 1998 10-K, upon the payment, in advance, of the specified reasonable fees related to the Company's furnishing of such exhibit(s). Requests for copies of such report and/or exhibit(s) should be directed to Mr. M. Brinkley Morse, Secretary for the Company, at the Company's principal address as shown on page 1 hereof.

                                 OTHER MATTERS

     The Annual Report to Stockholders for the fiscal year ended March 31, 1998 has been mailed to each stockholder entitled to vote at the annual meeting.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. The Company has engaged Corporate Investor Communications, Inc. to act as its proxy solicitor and anticipates that its fees will be approximately $10,000 in connection therewith. In addition to solicitations by mail, a number of officers, directors and regular employees of the Company may, if necessary to ensure the presence of a quorum and at no additional expense to the Company, solicit proxies in person or by telephone or telegraph. The Company also will make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

     The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the meeting adjourns. Management does not expect, however, that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                            By Order of the Board of Directors

                                            M. Brinkley Morse
                                            Secretary

Houston, Texas
July 20, 1998

--------------------------------------------------------------------------------
8MO021                          DETACH HERE


                                     PROXY

                               BMC SOFTWARE, INC.

                            2101 City West Boulevard
                               Houston, TX 77042
          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Max P. Watson Jr. and M. Brinkley Morse as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of common stock of BMC Software, Inc. held of record by the undersigned on July 1, 1998, at the annual meeting of stockholders to be held on August 24, 1998 or any adjournment thereof.

     THE UNDERSIGNED ACKNOWLEDGES THAT THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND THAT IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND IN FAVOR OF PROPOSALS 2 AND 3.


-------------                                                      -------------
 SEE REVERSE     (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)     SEE REVERSE
    SIDE                                                                SIDE
-------------                                                      -------------
--------------------------------------------------------------------------------

                                  DETACH HERE

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE.

1. ELECTION OF DIRECTORS

   NOMINEES:  J. Barler, G. Cupp, M. Gafner, L. Gray,
              G. Raymond, T. Tinsley and M. Watson

                                                                            2. Proposal to amend Article Fourth of the
                                                                               Company's Restated Certificate of Incorporation
     FOR all nominees             WITHHOLD                                     to Increase the number of authorized shares of
      (listed except              AUTHORITY                                    common stock form 300,000,000 to 600,000,000.
     as marked to the      to vote for all nominees
        contrary)                  listed                                         FOR       AGAINST       ABSTAIN

           [ ]                       [ ]                                            [ ]         [ ]           [ ]
 [ ]
    ------------------------------------------------      MARK HERE  [ ]    3. Proposal to ratify the appointment of Arthur
  (INSTRUCTIONS:  To withhold authority for any          FOR ADDRESS           Andersen LLP as the independent public
   individual nominee, write that nominee's name         CHANGE AND            accountants of the Company.
   on the line above.)                                   NOTE BELOW
                                                                                    FOR       AGAINST       ABSTAIN

                                                                                    [ ]         [ ]           [ ]


                                                                      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                                                                      CARD PROMPTLY.


                                                                      Please sign exactly as your name appears on the Company's
                                                                      stock transfer records. When shares are held by joint tenants, both should sign. When signing as attorney, as executor,
                                                                      administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by
                                                                      President or other authorized officer. If a partnership,
                                                                      please sign in partnership name by authorized person.

Signature:                                            Date:                Signature:                                   Date:
          ------------------------------------------       ---------------           ----------------------------------      -------

